Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-140525 and 333-145144) of Global Partners LP and in the related Prospectuses, and the Registration Statement (Form S-8 No. 333-145579) pertaining to the Global Partners LP Long Term Incentive Plan, of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of Global Partners LP, and the effectiveness of internal control over financial reporting of Global Partners LP, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 12, 2010